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                                                                   EXHIBIT 23(A)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 18, 1995, except for Note 2, as to which the date is February 28, 1995, with respect to the consolidated financial statements of KeyCorp incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission and incorporated by reference in the Proxy Statement of AutoFinance Group, Inc. which is made a part of the Registration Statement (Form S-4) and Prospectus of KeyCorp for the registration of 11,901,016 shares of KeyCorp common stock pertaining to the merger of AutoFinance Group, Inc. with and into KeyCorp.

                                            /s/  ERNST & YOUNG LLP

Cleveland, Ohio
August 1, 1995